Exhibit 10.1
CLINTON GROUP, INC.

April 29, 2016

Imation Corp
One Imation Way
Oakdale, Minnesota 55128

Re:    Clinton Lighthouse Equity Strategies Fund (Offshore), Ltd. (the "Fund")

In consideration for the investment in the Fund by Imation Corp and its affiliates set forth in the attached Schedule A (collectively, the "Investor"), Clinton Group, Inc. (the "Investment Manager") agreed to provide the Investor with the letter agreement dated February 2016 ("February 2016 Letter"). The parties hereto agree to amend and restate in its entirety the February 2016 Letter with this letter agreement (this "Agreement") effective as of February 12, 2016 (the "Effective Date"). Reference is made to the Confidential Private Offering Memorandum dated December, 2015 as the same may be amended, supplemented or modified from time to time (the "Memorandum") and the subscription agreements entered into between the Fund and the Investor (the "Subscription Agreements" and, together with the Memorandum, the "Fund Documents"). Terms used but not defined herein shall have the meanings set forth in the Memorandum.

1.
Incentive Fee. At the end of each fiscal quarter, the Investment Manager shall be entitled to an incentive fee (the "Incentive Fee") equal to 25% of the increase in the NAV of each series of Class A Shares held by the Investor (adjusted proportionately for distributions and redemptions of Shares) above the higher of the NAV of such series at the date (i) at which each such series was issued and (ii) the date immediately following the date that an Incentive Fee was last paid in respect of such series (such highest NAV per Share for the Investor with respect to a fiscal quarter being called its "Prior High NAV"). The Incentive Fee will also be paid other than at the end of the fiscal quarter with respect to a partial or complete redemption of the Investor's Shares and upon the winding-up and liquidation of the Fund. The Prior High NAV shall be proportionately adjusted to account for redemptions by the Investor in a series of Shares.

Except as otherwise described herein, the Incentive Fee shall be paid by the Investor in common stock of Imation Corp at a fixed price of (i) effective as of the Effective Date through April 30, 2016, $1.00 per share and (ii) effective as of May 1, 2016, $1.80 per share (such common stock price, the "Share Price"); provided that if the daily volume weighted average price ("VWAP") of common stock of Imation Corp is above $1.80 per share for 25 Business Days in any 30 consecutive Business Day period (the "Trigger") the Share Price resets to a 15% premium to such 30-day VWAP. Following the occurrence of the Trigger, the parties hereto shall agree to mutually agree upon the terms and conditions, including the price per share, at which the Share Price will be reset thereafter; provided that such terms and conditions (including price per share) shall be subject to the approval of the independent board committee of Imation Corp (the "Committee").

If the Investor fails to pay the Incentive Fee to the Investment Manager within 20 days of the quarter-end for which such Incentive Fee is due, the Incentive Fee shall be paid in cash at the fair value of such the common stock of Imation Corp as of the date on which the Incentive Fee was due (i.e. if the Investor owes the Investment Manager 1 million shares of common stock at $1.00 per share and as of the date such Incentive Fee is due the common stock is trading at $1.50 per share, the Investor shall pay the Investment Manager $1.5 million in cash).

2.	Management Fee. The Investment Manager hereby agrees to waive the Management Fee with respect to the Investor.

3.	Confidentiality.

(a)
Except as permitted pursuant to this Section 3, each party hereto agrees that it shall not, directly or indirectly, at any time communicate, reveal, disclose or divulge to any third party the existence of this Agreement or any of the specific terms of this Agreement (the "Confidential Material").

(b)
Notwithstanding Section 3(a), each party may disclose the Confidential Material to its affiliates, legal counsel, financial advisors, accountants, service providers and similar representatives, and their respective affiliates, directors, officers, or employees (collectively, "Disclosure Representatives"); provided, that such Disclosure Representatives have been informed of the confidential nature of the Confidential Material and are subject to confidentiality obligations substantially similar to the confidentiality obligations set forth in the Fund Documents. Each party shall be responsible for the breach of this Section 3 by any of its Disclosure Representatives

(c)	Notwithstanding Section 3(a), the Investment Manager may, on a redacted basis, disclose this Agreement to its investors and potential investors.

(d)
Notwithstanding Section 3(a), each party may disclose the Confidential Material (i) upon the prior written consent of the other party, (ii) if the Confidential Material is otherwise publicly available other than by reason of any default under this Agreement or as a result of the other party's breach of its confidentiality obligations under a confidentiality agreement, or other contractual, legal or fiduciary obligation of confidentiality with respect to the Confidential Material, (iii) to reduce or eliminate withholding or other taxes, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over a party, including any self regulatory authority, (v) to a court of competent jurisdiction, or (vi) if the release thereof is required by any applicable law; provided, that, in the case of clauses (iv), (v) and (vi), the disclosing party shall use commercially reasonable efforts to provide timely advance written notice to the other party of such disclosure. The parties agree that this Agreement shall qualify as written consent to the disclosure of Confidential Material that is required in any routine regulatory filing or document required to be prepared by law.

(e)
Notwithstanding anything herein to the contrary, each party (and each employee, representative or other agent of such party) may disclose to any persons, without limitation of any kind, the tax treatment and tax structure of the Fund, its transactions and transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. For this purpose, "tax structure" does not include information relating to the identity of the parties.

4.
Committee Approval. So long as the Investor is a shareholder of the Fund, the parties hereto agree that the Committee shall meet at least once a month to evaluate Imation Corp's investment in the Fund.

5.
Effectiveness.    This Agreement supersedes, where applicable, and supplements the terms and provisions of the Fund Documents. In the event of any inconsistency between the terms of the Fund Documents and the terms of this Agreement, the terms of this Agreement shall control.

6.	Governing Law. This Agreement shall be construed and interpreted under the laws of the State of Delaware, without giving effect to any conflict of law principles thereunder.

7.
No Assignment. No assignment by the Investors of all or any portion of their rights, obligations or liabilities under this Agreement shall be permitted without the prior written consent of the Investment Manager.

8.
Amendments. No amendment to, or alteration of the terms of, this Agreement shall be valid unless made in writing and signed by all of the parties thereto. The Investor will be notified of any material changes to the fund documents including changes to the management and performance fees outlined in the funds offering documents.

9.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and may be executed by facsimile signature, which shall have the same force and effect as the original.

Very truly yours,

CLINTON GROUP, INC.

By: /s/ John Hall
Name:    John Hall
Title: Director

ACKNOWLEDGED AND AGREED THIS 29TH DAY OF APRIL, 2016:

IMATION CORP.

By: /s/ Robert B. Fernander
Name:    Robert B. Fernander
Title: Interim Chief Executive Officer

SCHEDULE A

•	2/12/16 Subscription Date
Imation Corp +10mm Subscription
Imation Europe B.V. +6mm Subscription
Imation Hong Kong Ltd +2mm Subscription
Imation Corp Japan +2mm Subscription
Total Net Capital Invested $20mm

•	3/24/16 Subscription Date
Imation Corp +7mm Subscription
Imation Europe B.V. +5mm Subscription
Imation Hong Kong Ltd +3mm Subscription
Total Net Capital Invested $35mm

•	4/14/16 Subscription Date
Imation Corp +1.5mm Subscription
Imation Europe B.V. (1.5)mm Redemption
Total Net Capital Invested $35mm